                                     [LETTERHEAD]


                   Contact:  Pacific Coast Apparel Company, Inc.
                             Terry McGovern
                             Chairman and CEO
                             213/746-9724

FOR IMMEDIATE RELEASE

                    PACIFIC COAST APPAREL COMPANY, INC. COMPLETES
                             ACQUISITION OF COTTON STUFF

                   CULVER CITY, CA--SEPTEMBER 17, 1997--Pacific Coast Apparel Company, Inc. d.b.a. "Aca Joe" (NASDAQ:Small Cap:ACAJ) announced today that it has completed the acquisition of the assets and business of Cotton Stuff, Inc., a Los Angeles designer and manufacturer of better men's and women's casual sportswear.

         The Cotton Stuff brand launched in 1992, is sold in better catalogs, department stores and specialty stores throughout the United States. Revenues for Cotton Stuff for the year ended 1996 were approximately $5.2 million.

         Pacific Coast Apparel operations have been consolidated at the Cotton Stuff facility located at 1620 Los Angeles Street, Los Angeles, CA 90015. The company also plans to merge sales and showrooms and consolidate manufacturing in order to gain a better negotiating advantage relative to price and delivery of products.

         Terry McGovern, CEO of Pacific Coast Apparel Company, Inc. said, "We are very pleased with the management's expertise, product lines and production synergy's this acquisition provides us." Cotton Stuff will be operated as a wholly-owned subsidiary of Pacific Coast Apparel Company, Inc. Former Cotton Stuff CEO, Stuart Bryer will serve as General Manager of Pacific Coast Apparel Company, Inc.

         Pacific Coast Apparel Company, Inc. designs, sources and markets a collection of men's and boy's active casual sportswear under the Aca Joe brand, and casual apparel for men and women under the brand name Cotton Stuff, Inc. Both brands are sold in department and specialty stores throughout the United States and a company outlet store located in Los Angeles, California.

                                         ###

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY THAT INVOLVE RISK AND UNCERTAINTIES. THESE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S REPORT ON FORM 10-KSB FOR THE YEAR ENDING SEPTEMBER 30, 1996.